Exhibit 99.1

Media Contact:	Investor Relations Contact:
Jeremy King	Dana Nolan
(205) 264-4551	(205) 264-7040

Producing Results: Regions reports first quarter 2021 earnings of $614 million, earnings per share of $0.63
Delivers strong revenue and pre-tax pre-provision income(1) growth over the prior year

BIRMINGHAM, Ala. - (BUSINESS WIRE) - April. 23, 2021 - Regions Financial Corporation (NYSE:RF) today announced earnings for the first quarter ended March 31, 2021. The company reported net income available to common shareholders of $614 million, and earnings per diluted share of $0.63. Compared to the first quarter of 2020, strong revenue growth contributed to an 18 percent increase in pre-tax pre-provision income on a reported basis and a 17 percent increase on an adjusted basis(1). The company also generated positive operating leverage of 2.6 percent on a reported basis and 2.1 percent on an adjusted basis(1) versus the comparable prior-year period.

“Our ability to continue to deliver value in the first quarter is a testament to both the investments we've made as well as our associates' unwavering commitment to our customers and communities. With a 14 percent increase in total revenue compared to the first quarter of 2020, it is clear that our investments are producing solid results,” said John Turner, president and CEO.

"We have remained committed to prudent credit risk management across all our portfolios. The resiliency of our credit metrics reflects our clear and deliberate strategy which includes a focus on client selectivity as we are committed to generating appropriate risk-adjusted returns," Turner added. "We're pleased with the strength of our pipelines and the increase in business activity across industries. We're also encouraged by vaccination rates and rebounding employment across our footprint. While we are all still dealing with the lingering effects of the pandemic, our ongoing conversations with customers reflect optimism about further economic recovery and growth. We'll continue to deepen our relationships with customers by providing personalized solutions and financial guidance combined with technology solutions that make banking easier."

SUMMARY OF FIRST QUARTER 2021 RESULTS:

	Quarter Ended
(amounts in millions, except per share data)	3/31/2021	12/31/2020	3/31/2020
Net income	$642	$616	$162
Preferred dividends	28	28	23
Net income available to common shareholders	$614	$588	$139

Weighted-average diluted shares outstanding	968	965	961
Actual shares outstanding—end of period	961	960	957

Diluted earnings per common share	$0.63	$0.61	$0.14

Selected items impacting earnings:
Pre-tax adjusted items(1):
Adjustments to non-interest expense(1)	$(10)	$(57)	$(12)
Adjustments to non-interest income(1)	4	31	2
Total pre-tax adjusted items(1)	$(6)	$(26)	$(10)

Diluted EPS impact*	$—	$(0.01)	$(0.01)

Pre-tax additional selected items**:
CECL provision less than (in excess of) net charge-offs	$225	$132	$(250)
Capital markets income - CVA/DVA	11	8	(34)
MSR net hedge performance	7	(6)	14
PPP loans interest income***	40	54	—
COVID-19 related expenses	—	(3)	—
Reduction in unrecognized tax benefits	—	24	—

—
*      Based on income taxes at an approximate 25% incremental rate. Tax rates associated with leveraged lease terminations are incrementally higher based on their structure. Fourth quarter of 2020 gain associated with the exchange of bank-owned life insurance policies is tax free.
**     Items impacting results or trends during the quarter, but are not considered non-GAAP adjustments. These items generally include market-related measures, impacts of new accounting guidance, or event driven actions.
***     Interest income for PPP loans includes estimated funding costs.

Compared to the fourth quarter of 2020, annualized net charge-offs decreased 3 basis points to 0.40 percent of average loans, while total non-performing loans, total delinquencies and business services criticized loans all declined modestly. The allowance for credit losses decreased 25 basis points to 2.44 percent of total loans, representing 280 percent of non-performing loans, excluding loans held for sale. Excluding PPP loans, which are fully government guaranteed, the allowance for credit losses was 2.57 percent(1) of total loans. Improvement in macroeconomic variables, recent government stimulus programs, as well as favorable credit performance led to the reduction in the allowance for credit losses during the quarter. The overall allowance reduction resulted in a net $142 million benefit to the credit loss provision during the quarter.

Compared to the fourth quarter of 2020, total revenue decreased approximately 5 percent on a reported basis and 3 percent on an adjusted basis(1) during the first quarter of 2021, reflecting decreases in both net interest income and non-interest income. Net interest income was negatively impacted during the quarter by lower Paycheck Protection Program ("PPP") interest income and fewer days in the quarter. Excluding these items, net interest income decreased modestly attributable to lower loan balances and the remixing out of higher yielding consumer indirect categories. At the same time, net interest income benefited from the company's significant hedging program, deposit cost reductions and active cash management strategies, offsetting the impacts of low interest rates. Non-interest income decreased 6 percent driven primarily by a decline in bank-owned life insurance resulting from a gain on policy exchanges in the prior quarter. Wealth management and mortgage income increased 2 percent and 20 percent, respectively, while capital markets income remained very strong but was lower following a record fourth quarter. Non-interest expense decreased 6 percent during the quarter on a reported basis and 1 percent on an adjusted basis(1), driven by decreases in salaries and benefits. The company's first quarter efficiency ratio was 57.3 percent on a reported basis and 56.8 percent on an adjusted basis(1). Pre-tax pre-provision income(1) decreased 3 percent on a reported basis compared to the fourth quarter of 2020, and 5 percent on an adjusted basis(1), but increased 18 percent and 17 percent(1), respectively versus the first quarter of 2020.

Non-GAAP adjusted items(1) impacting the company's earnings are identified to assist investors in analyzing Regions' operating results on the same basis as that applied by management and provide a basis to predict future performance. Non-GAAP adjusted items(1) in the current quarter reflect, among other items, $3 million of severance charges within salaries and benefits, a $5 million loss on branch and other equipment costs and a $2 million contribution to the Regions Foundation. Partially offsetting these adjusted items was a $3 million gain on an equity investment that was sold during the quarter.

Total revenue

	Quarter Ended
($ amounts in millions)	3/31/2021	12/31/2020	3/31/2020	1Q21 vs. 4Q20		1Q21 vs. 1Q20
Net interest income	$967	$1,006	$928	$(39)	(3.9)%	$39	4.2%
Taxable equivalent adjustment	11	11	12	—	—%	(1)	(8.3)%
Net interest income, taxable equivalent basis	$978	$1,017	$940	$(39)	(3.8)%	$38	4.0%
Net interest margin (FTE)	3.02%	3.13%	3.44%
Adjusted net interest margin (FTE) (non-GAAP)(1)	3.40%	3.40%	3.49%

Non-interest income:
Service charges on deposit accounts	$157	$160	$178	(3)	(1.9)%	(21)	(11.8)%
Card and ATM fees	115	117	105	(2)	(1.7)%	10	9.5%
Wealth management income	91	89	84	2	2.2%	7	8.3%
Capital markets income	100	110	9	(10)	(9.1)%	91	NM
Mortgage income	90	75	68	15	20.0%	22	32.4%
Commercial credit fee income	22	22	18	—	—%	4	22.2%
Bank-owned life insurance	17	43	17	(26)	(60.5)%	—	—%
Securities gains (losses), net	1	—	—	1	NM	1	NM
Market value adjustments on employee benefit assets*	7	7	(25)	—	—%	32	128.0%
Gains on equity investment**	3	6	—	(3)	(50.0)	3	NM
Other	38	51	31	(13)	(25.5)%	7	22.6%
Non-interest income	$641	$680	$485	$(39)	(5.7)%	$156	32.2%
Total revenue	$1,608	$1,686	$1,413	$(78)	(4.6)%	$195	13.8%

Adjusted total revenue (non-GAAP)(1)	$1,604	$1,655	$1,411	$(51)	(3.1)%	$193	13.7%

NM - Not Meaningful
* These market value adjustments relate to assets held for employee benefits that are offset within salaries and employee benefits expense.
** The first quarter of 2021 amount reflects a gain on sale of an equity investment, whereas the prior quarters reflect valuation gains.

Total revenue of approximately $1.6 billion decreased 5 percent on a reported basis and 3 percent on an adjusted basis(1) compared to the fourth quarter of 2020. Net interest income decreased 4 percent, while net interest margin decreased 11 basis points. The decrease in net interest income was primarily attributable to lower PPP interest income stemming from a temporary closure of the Small Business Administration portal during the quarter, as well as two fewer days in the quarter. Excluding the impacts of PPP and days, net interest income was negatively impacted by lower loan balances and the remixing out of higher yielding consumer indirect categories. The company offset pressure on asset yields from the low rate environment through its interest rate hedging program, a continued focus on lower deposit costs and active cash management strategies. Strong deposit growth trends continued, as cash balances rose to record levels, negatively impacting net interest margin. Excluding the impact of PPP interest income and excess cash balances held at the Federal Reserve, the company's adjusted net interest margin(1) remained stable at 3.40 percent.

Non-interest income decreased approximately 6 percent on a reported basis and 2 percent on an adjusted basis(1) compared to the fourth quarter of 2020. Increases in mortgage and wealth management income were offset by declines in most other categories. Mortgage income increased to $90 million driven primarily by agency gain on sale and favorable mortgage servicing rights valuation. Wealth management income increased 2 percent reflecting higher sales volumes and improved market values. Capital markets experienced another strong quarter with income of $100 million. Almost every area within capital markets produced stronger than expected results as customers responded to interest rate changes and potential regulatory and tax headwinds. Service charges decreased 2 percent reflecting both seasonal declines and the impact of additional government stimulus while card and ATM fees decreased 2 percent. Additionally, bank-owned life insurance decreased to $17 million reflecting the impact of a gain associated with a policy exchange completed during the prior quarter.

Non-interest expense

	Quarter Ended
($ amounts in millions)	3/31/2021	12/31/2020	3/31/2020	1Q21 vs. 4Q20		1Q21 vs. 1Q20
Salaries and employee benefits	$546	$581	$467	$(35)	(6.0)%	$79	16.9%
Net occupancy expense	77	78	79	(1)	(1.3)%	(2)	(2.5)%
Equipment and software expense	90	90	83	—	—%	7	8.4%
Outside services	38	37	45	1	2.7%	(7)	(15.6)%
Professional, legal and regulatory expenses	29	21	18	8	38.1%	11	61.1%
Marketing	22	26	24	(4)	(15.4)%	(2)	(8.3)%
FDIC insurance assessments	10	12	11	(2)	(16.7)%	(1)	(9.1)%
Credit/checkcard expenses	14	13	13	1	7.7%	1	7.7%
Branch consolidation, property and equipment charges	5	7	11	(2)	(28.6)%	(6)	(54.5)%
Visa class B shares expense	4	6	4	(2)	(33.3)%	—	—%
Loss on early extinguishment of debt	—	14	—	(14)	(100.0)%	—	NM
Other	93	102	81	(9)	(8.8)%	12	14.8%
Total non-interest expense	$928	$987	$836	$(59)	(6.0)%	$92	11.0%
Total adjusted non-interest expense(1)	$918	$930	$824	$(12)	(1.3)%	$94	11.4%

NM - Not Meaningful

Non-interest expense decreased 6 percent on a reported basis and 1 percent on an adjusted basis(1) compared to the fourth quarter of 2020. Salaries and benefits decreased 6 percent. Excluding the impact of severance charges, salaries and benefits decreased 2 percent driven primarily by a reduction in production-based incentives. Overall base salaries were also lower as the company continued to build greater efficiencies through its ongoing continuous improvement process focused on making banking easier for customers and associates. Other expenses decreased 9 percent resulting primarily from a large contribution to the Regions Foundation in the fourth quarter. Partially offsetting these decreases was a 38 percent increase in professional fees driven by higher legal and consulting costs.

The company's first quarter efficiency ratio was 57.3 percent on a reported basis and 56.8 percent on an adjusted basis(1). The effective tax rate was 21.9 percent.

Loans and Leases

	Average Balances

($ amounts in millions)	1Q21	4Q20	1Q20	1Q21 vs. 4Q20		1Q21 vs. 1Q20
Commercial and industrial	$42,816	$43,889	$40,519	$(1,073)	(2.4)%	$2,297	5.7%
Commercial real estate—owner-occupied	5,678	5,708	5,832	(30)	(0.5)%	(154)	(2.6)%
Investor real estate	7,222	7,448	6,648	(226)	(3.0)%	574	8.6%
Business Lending	55,716	57,045	52,999	(1,329)	(2.3)%	2,717	5.1%
Residential first mortgage	16,606	16,433	14,469	173	1.1%	2,137	14.8%
Home equity	7,085	7,411	8,275	(326)	(4.4)%	(1,190)	(14.4)%
Indirect—vehicles*	850	1,023	1,679	(173)	(16.9)%	(829)	(49.4)%
Indirect—other consumer**	2,352	2,514	3,263	(162)	(6.4)%	(911)	(27.9)%
Consumer credit card	1,151	1,190	1,348	(39)	(3.3)%	(197)	(14.6)%
Other consumer	995	1,048	1,216	(53)	(5.1)%	(221)	(18.2)%
Consumer Lending	29,039	29,619	30,250	(580)	(2.0)%	(1,211)	(4.0)%
Total Loans	$84,755	$86,664	$83,249	$(1,909)	(2.2)%	$1,506	1.8%

Adjusted Business Lending (non-GAAP)(1)	$51,918	$52,665	$52,999	(747)	(1.4)%	$(1,081)	(2.0)%
Adjusted Consumer Lending (non-GAAP)(1)	27,155	27,432	26,875	(277)	(1.0)%	280	1.0%
Adjusted Total Loans (non-GAAP)(1)	$79,073	$80,097	$79,874	$(1,024)	(1.3)%	$(801)	(1.0)%

NM - Not meaningful.
* Indirect vehicles is an exit portfolio.
** A portion of indirect other consumer is an exit portfolio due to the company's decision not to renew a 3rd party relationship in the fourth quarter of 2019.

Average loans and leases decreased approximately 2 percent compared to the prior quarter. Excluding the company's indirect auto and indirect-other consumer exit portfolios, outstanding PPP loans, and certain commercial loans transferred to held for sale during the fourth quarter of 2020, adjusted average loans and leases(1) decreased approximately 1 percent. Adjusted business lending(1) decreased 1 percent driven by excess liquidity, customers' continued use of capital markets and further deleveraging. Commercial loan line utilization levels ended the quarter at approximately 39 percent, well below pre-pandemic trends. Excluding exit portfolios, adjusted consumer lending(1) decreased 1 percent as growth in residential first mortgage was offset by declines in other categories.

Deposits

	Average Balances

($ amounts in millions)	1Q21	4Q20	1Q20	1Q21 vs. 4Q20		1Q21 vs. 1Q20
Customer low-cost deposits	$117,775	$114,158	$87,451	$3,617	3.2%	$30,324	34.7%
Customer time deposits	5,158	5,598	7,302	(440)	(7.9)%	(2,144)	(29.4)%
Corporate treasury time deposits	4	11	280	(7)	(63.6)%	(276)	(98.6)%
Corporate treasury other deposits	—	—	639	—	NM	(639)	(100.0)%
Total Deposits	$122,937	$119,767	$95,672	$3,170	2.6%	$27,265	28.5%

($ amounts in millions)	1Q21	4Q20	1Q20	1Q21 vs. 4Q20		1Q21 vs. 1Q20
Consumer Bank Segment	$72,949	$69,912	$59,711	$3,037	4.3%	$13,238	22.2%
Corporate Bank Segment	40,285	40,581	26,618	(296)	(0.7)%	13,667	51.3%
Wealth Management Segment	9,281	8,884	8,073	397	4.5%	1,208	15.0%
Other	422	390	1,270	32	8.2%	(848)	(66.8)%
Total Deposits	$122,937	$119,767	$95,672	$3,170	2.6%	$27,265	28.5%

Total average deposit balances increased 3 percent to a new record high in the first quarter of 2021. Growth was led by the Consumer segment reflecting the impact from recent government stimulus payments.

Asset quality

	As of and for the Quarter Ended
($ amounts in millions)	3/31/2021	12/31/2020	3/31/2020
ACL/Loans, net	2.44%	2.69%	1.89%
ALL/Loans, net	2.33%	2.54%	1.77%
Allowance for credit losses to non-performing loans, excluding loans held for sale	280%	308%	261%
Allowance for loan losses to non-performing loans, excluding loans held for sale	268%	291%	244%
Provision for (benefit from) credit losses	$(142)	$(38)	$373
Net loans charged-off	$83	$94	$123
Net loan charge-offs as a % of average loans, annualized	0.40%	0.43%	0.59%
Non-accrual loans, excluding loans held for sale/Loans, net	0.87%	0.87%	0.72%
NPAs (ex. 90+ past due)/Loans, foreclosed properties, non-marketable investments and non-performing loans held for sale	0.90%	0.91%	0.79%
NPAs (inc. 90+ past due)/Loans, foreclosed properties, non-marketable investments and non-performing loans held for sale*	1.09%	1.10%	0.96%
Total TDRs, excluding loans held for sale	$577	$602	$599
Total Criticized Loans—Business Services**	$3,756	$3,800	$2,524
* Excludes guaranteed residential first mortgages that are 90+ days past due and still accruing.
** Business services represents the combined total of commercial and investor real estate loans.

Improvement in macroeconomic variables, recent government stimulus programs, as well as credit metrics continuing to perform better than anticipated, resulted in a net $142 million benefit to the credit loss provision during the first quarter of 2021. The resulting allowance for credit losses was equal to 2.44 percent of total loans and 280 percent of total non-accrual loans, excluding loans held for sale. Excluding PPP loans, which are fully government guaranteed, the allowance for credit losses amounted to 2.57 percent(1) of total loans. Annualized net charge-offs decreased 3 basis points to 40 basis points of average loans. The decrease reflects broad-based improvement across the commercial and consumer loan portfolios. Total non-accrual loans, excluding loans held for sale, total delinquencies, and total business services criticized loans all declined modestly.

Capital and liquidity

	As of and for Quarter Ended
	3/31/2021	12/31/2020	3/31/2020
Common Equity Tier 1 ratio(2)	10.3%	9.8%	9.4%
Tier 1 capital ratio(2)	11.9%	11.4%	10.6%
Tangible common stockholders’ equity to tangible assets (non-GAAP)(1)	7.43%	7.91%	8.68%
Tangible common book value per share (non-GAAP)(1)*	$11.46	$11.71	$11.67
Loans, net of unearned income, to total deposits	65.4%	69.6%	88.1%
* Tangible common book value per share includes the impact of quarterly earnings and changes to market value adjustments within accumulated other comprehensive income, as well as continued capital returns.
Regions maintains a solid capital position as estimated capital ratios remain well above current regulatory requirements. The Tier 1(2) and Common Equity Tier 1(2) ratios were estimated at 11.9 percent and 10.3 percent, respectively, at quarter-end.

The company declared $149 million in dividends to common shareholders during the first quarter of 2021. The company did not repurchase shares in the quarter.

Although not required, the company will participate in the Federal Reserve Supervisory Stress Test administered during the first half of 2021. During the Supervisory Stress Test Resubmission, results of which were received in December, Regions exceeded all minimum capital levels under the provided scenarios. Regions' robust capital planning process is designed to ensure efficient use of capital to support lending activities and appropriate shareholder returns.

(1)Non-GAAP; refer to pages 5, 6, 9, 10, 12, 16, 18 and 21 of the financial supplement to this earnings release.
(2)Current quarter Common Equity Tier 1, and Tier 1 capital ratios are estimated.

Conference Call
In addition to the live audio webcast at 10 a.m. ET on April 23, 2021, an archived recording of the webcast will be available at the Investor Relations page of www.regions.com following the live event. A replay of the earnings call will also be available beginning Friday, April 23, 2021, at 2:30 p.m. ET through Sunday, May 23, 2021. To listen by telephone, please dial 855-859-2056, and use access code 8791000.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $153 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates more than 1,300 banking offices and approximately 2,000 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, and because they also relate to the future they are likewise subject to inherent uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Therefore, we caution you against relying on any of these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described below:
•Current and future economic and market conditions in the United States generally or in the communities we serve (in particular the Southeastern United States), including the effects of possible declines in property values, increases in unemployment rates, financial market disruptions and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.
•Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings.
•Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity.
•The impact of pandemics, including the ongoing COVID-19 pandemic, on our businesses, operations, and financial results and conditions.The duration and severity of the ongoing COVID-19 pandemic, which has disrupted the global economy, has and could continue to adversely affect our capital and liquidity position, impair the ability of borrowers to repay outstanding loans and increase our allowance for credit losses, impair collateral values, and result in lost revenue or additional expenses. The pandemic could also cause an outflow of deposits, result in goodwill impairment charges and the impairment of other financial and nonfinancial assets, and increase our cost of capital.
•Any impairment of our goodwill or other intangibles, any repricing of assets, or any adjustment of valuation allowances on our deferred tax assets due to changes in law, adverse changes in the economic environment, declining operations of the reporting unit or other factors.
•The effect of changes in tax laws, including the effect of any future interpretations of or amendments to Tax Reform, which may impact our earnings, capital ratios and our ability to return capital to shareholders.
•Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases, including operating leases.
•Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, credit loss provisions or actual credit losses where our allowance for credit losses may not be adequate to cover our eventual losses.
•Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.
•Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs.
•Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.
•Our ability to effectively compete with other traditional and non-traditional financial services companies, including fintechs, some of whom possess greater financial resources than we do or are subject to different regulatory standards than we are.
•Our inability to develop and gain acceptance from current and prospective customers for new products and services and the enhancement of existing products and services to meet customers’ needs and respond to emerging technological trends in a timely manner could have a negative impact on our revenue.
•Our inability to keep pace with technological changes, including those related to the offering of digital banking and financial services, could result in losing business to competitors.
•Changes in laws and regulations affecting our businesses, including legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, including as a result of the recent change in U.S. presidential administration and control of the U.S. Congress, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.
•Our capital actions, including dividend payments, common stock repurchases, or redemptions of preferred stock or other regulatory capital instruments, must not cause us to fall below minimum capital ratio requirements, with applicable buffers taken into account, and must comply with other requirements and restrictions under law or imposed by our regulators, which may impact our ability to return capital to shareholders.
•Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance of such tests and requirements.
•Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition and market perceptions of us could be negatively impacted.
•The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries.
•The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.
•Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business.
•Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and nonfinancial benefits relating to our strategic initiatives.
•The risks and uncertainties related to our acquisition or divestiture of businesses.
•The success of our marketing efforts in attracting and retaining customers.
•Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time.
•Fraud or misconduct by our customers, employees or business partners.
•Any inaccurate or incomplete information provided to us by our customers or counterparties.
•Inability of our framework to manage risks associated with our business such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act or failure to deliver our services effectively.
•Dependence on key suppliers or vendors to obtain equipment and other supplies for our business on acceptable terms.
•The inability of our internal controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.
•The effects of geopolitical instability, including wars, conflicts, civil unrest, and terrorist attacks and the potential impact, directly or indirectly, on our businesses.
•The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage (specifically in the Southeastern United States), which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business. The severity and impact of future earthquakes, fires, hurricanes, tornadoes, droughts, floods and other weather-related events are difficult to predict and may be exacerbated by global climate change.
•Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries.
•Our ability to identify and address cyber-security risks such as data security breaches, malware, ransomware,“denial of service” attacks, “hacking” and identity theft, including account take-overs, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage to our systems, increased costs, losses, or adverse effects to our reputation.
•Our ability to achieve our expense management initiatives.
•Market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, derivative products, debt obligations, deposits, investments, and loans.
•Possible downgrades in our credit ratings or outlook could, among other negative impacts, increase the costs of funding from capital markets.
•The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook, which could result in risks to us and general economic conditions that we are not able to predict.
•The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.
•The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses, result in the disclosure of and/or misuse of confidential information or proprietary information, increase our costs, negatively affect our reputation, and cause losses.
•Our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends to shareholders.
•Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect our financial statements and how we report those results, and expectations and preliminary analyses relating to how such changes will affect our financial results could prove incorrect.

•Other risks identified from time to time in reports that we file with the SEC.
•Fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated.
•The effects of any damage to our reputation resulting from developments related to any of the items identified above.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC.
Further, statements about the potential effects of the COVID-19 pandemic on our businesses and financial results and conditions may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic (including any second wave or resurgences), actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties and us.
The words "future," “anticipates,” "assumes," “intends,” “plans,” “seeks,” “believes,” "predicts," "potential," "objectives," “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” "would," “will,” “may,” “might,” “could,” “should,” “can,” and similar terms and expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law.
Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Jeremy King at (205) 264-4551.

Use of non-GAAP financial measures
Management uses pre-tax pre-provision income (non-GAAP) and adjusted pre-tax pre-provision income (non-GAAP), as well as the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non-GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income (GAAP) on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the fee income and efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful basis for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.

The allowance for credit losses (ACL) as a percentage of total loans is an important ratio, especially during periods of economic stress. Management believes this ratio provides investors with meaningful additional information about credit loss allowance levels when the impact of SBA's Paycheck Protection Program loans, which are fully backed by the U.S. government, and any related allowance are excluded from total loans and total allowance which are the denominator and numerator, respectively, used in the ACL ratio. This adjusted ACL ratio represents a non-GAAP financial measure.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance
•Metrics for incentive compensation